                    INTERNATIONAL SPEEDWAY CORPORATION
                         1801 West International Speedway Boulevard
                                     Daytona Beach, Florida 32114

NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of International Speedway Corporation:

The Annual Meeting of the Shareholders of International Speedway Corporation will be held at DAYTONA USA, 1801 West International Speedway Boulevard, Daytona Beach, FL 32114 on Tuesday, the 10th day of April, 2001, commencing at 9:30 A.M., for the following purposes:

(a)        To elect five (5) Directors of the Corporation.

(b)        To transact such other business as may properly come before the meeting.

ALL Shareholders of record as of January 31, 2001, will be entitled to vote, either in person or by proxy.   Due to logistical considerations, please be present by 9:15 A.M. Shareholder registration tables will open at 9:00 A.M.

                                                                                                                       By Order of the Board of Directors

                                                                                                                                               W. Garrett Crotty
                                                                                                                      Vice President, Secretary and General Counsel

March 1, 2001

INTERNATIONAL SPEEDWAY CORPORATION
1801 West International Speedway Boulevard
Daytona Beach, Florida 32114

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INFORMATION STATEMENT

Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
 and Regulation 14C and Schedule 14C thereunder

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WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
 REQUESTED NOT TO SEND A PROXY

This Information Statement has been filed with the Securities and Exchange Commission (the "SEC") and is first being mailed on or about March 1, 2001 to holders of record on January 31, 2001 (the "Record Date") of shares of all classes of the common stock of International Speedway Corporation, a Florida corporation (the "Company").  This Information Statement relates to an Annual Meeting of Shareholders and the only matters to be acted upon at the meeting are

(a) the election of directors, and

(b) approval of accountants.

You are being provided with this Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Regulation 14C and Schedule 14C thereunder.

DATE, TIME AND PLACE INFORMATION

The Annual Meeting of Shareholders of International Speedway Corporation will be held on Tuesday, April 10, 2001 commencing at 9:30 A.M. at DAYTONA USA, 1801 West International Speedway Boulevard, Daytona Beach, Florida, 32114.  DUE TO LOGISTICAL CONSIDERATIONS, PLEASE BE PRESENT BY 9:15 A.M. Shareholder registration tables will open at 9:00 A.M. The mailing address of the principal executive offices of the Company is 1801 West International Speedway Boulevard, Daytona Beach, Florida 32114.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

This Information Statement is being mailed on or about March 6, 2001 to all shareholders of record as of the Record Date.  The Record Date for the Annual Meeting is January 31, 2001.  As of the Record Date, the Company had 23,923,526 shares of Class A Common Stock and 29,214,148 shares of Class B Common Stock issued and outstanding.  Each share of the Class A Common Stock is entitled to one-fifth of one vote on matters submitted to shareholder approval or a vote of shareholders.  Each share of the Class B Common Stock is entitled to one vote on matters submitted to shareholder approval or a vote of shareholders.  The following table sets forth certain information as of the Record Date with respect to the beneficial ownership of each class of the Company’s common stock by:  (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of each class of common stock, (ii) each director, or nominee for director, of the Company who beneficially owns any such shares, (iii) each of the Company’s executive officers who beneficially owns any such shares, and (iv) all directors and executive officers of the Company as a group. As described in the notes to the table, voting and/or investment power with respect to certain shares of common stock is shared by the named individuals. Consequently, such shares may be shown as beneficially owned by more than one person.

	Number of Shares of Common Stock Beneficially Owned (2)			Percentage of Common Stock Beneficially Owned			Percentage of Combined Voting Power of All Classes of Common Stock

Name of Beneficial Owner (1)	Class A	Class B	Total	Class A	Class B	Total

France Family Group (3)	47,657	21,164,831	21,212,488	0.20%	72.45%	39.92%	62.28%
James C. France (4)	11,499	15,352,721	15,364,220	0.05%	52.55%	28.91%	45.16%
William C. France (5)	8,594	15,340,501	15,349,095	0.04%	52.51%	28.89%	45.13%
Roger S. Penske (6)	4,577,663	0	4,577,663	19.13%	0.00%	8.61%	2.69%
Penske Corp. (7)	4,552,621	0	4,552,621	19.03%	0.00%	8.57%	2.68%
Penske Performance, Inc. (8)	4,552,621	0	4,552,621	19.03%	0.00%	8.57%	2.68%
Lesa D. Kennedy (9)	14,095	620,813	634,908	0.06%	2.13%	1.19%	1.83%
Brian Z. France (10)	3,535	502,739	506,274	0.01%	1.72%	0.95%	1.48%
Raymond K. Mason (11)	1,042	196,740	197,782	0.00%	0.67%	0.37%	0.58%
James H. Foster (12)	20,277	161,102	181,379	0.08%	0.55%	0.34%	0.49%
Thomas W. Staed (13)	4,992	45,000	49,992	0.02%	0.15%	0.09%	0.14%
H. Lee Combs	10,361	39,697	50,058	0.04%	0.14%	0.09%	0.12%
Robert R. Dyson (14)	19,500	29,500	49,000	0.08%	0.10%	0.09%	0.10%
John E. Graham, Jr.	9,026	19,961	28,987	0.04%	0.07%	0.05%	0.06%
James H. Hunter	5,974	20,107	26,081	0.02%	0.07%	0.05%	0.06%
John R. Saunders	7,469	13,436	20,905	0.03%	0.05%	0.04%	0.04%
Chapman J. Root, II	5,042	12,000	17,042	0.02%	0.04%	0.03%	0.04%
W. Grant Lynch, Jr.	6,188	11,308	17,496	0.03%	0.04%	0.03%	0.04%
Susan G. Schandel (15)	5,386	10,100	15,486	0.02%	0.03%	0.03%	0.03%
J. Hyatt Brown (16)	2,400	9,000	11,400	0.01%	0.03%	0.02%	0.03%
Robert E. Smith (17)	5,196	7,960	13,156	0.02%	0.03%	0.02%	0.03%
W. Garrett Crotty (18)	3,933	3,653	7,586	0.02%	0.01%	0.01%	0.01%
John R. Cooper	6,042	1,500	7,542	0.03%	0.01%	0.01%	0.01%
Lloyd E. Reuss	9,000	0	9,000	0.04%	0.00%	0.02%	0.01%
Walter P. Czarnecki	8,230	0	8,230	0.03%	0.00%	0.02%	0.00%
Edward H. Rensi	0	1,500	1,500	0.00%	0.01%	0.00%	0.00%
Christy F. Harris (19)	5,600	150	5,750	0.02%	0.00%	0.01%	0.00%
Gregory W. Penske (20)	6,210	0	6,210	0.03%	0.00%	0.01%	0.00%
Leslie A. Richter	3,777	0	3,777	0.02%	0.00%	0.01%	0.00%
All directors and executive officers
as a group (26 persons)(21)	4,761,031	20,908,162	25,669,193	19.90%	71.57%	48.31%	64.30%

(1)     Unless otherwise indicated the address of each of the beneficial owners identified is c/o the Company, 1801 West International Speedway Boulevard, Daytona Beach, Florida 32114.

(2)     Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares.

(3)      Reflects the aggregate of 41,407 Class A and 20,325,448 Class B shares indicated in the table as beneficially owned by James C. France, William C. France, Lesa D. Kennedy and Brian Z. France, as well as 6,250 Class A shares held of record and 839,420 Class B shares held beneficially by the adult children of James C. France. See footnotes (4), (5), (9) and (10).

(4)     Includes (i) 1,500 Class A shares held of record and 304,725 Class B shares held beneficially by Sharon M. France, his spouse, (ii) 9,115,125 Class B shares held of record by Western Opportunity Limited Partnership ("Western Opportunity"), (iii) 4,052,369 Class B shares held of record by Carl Investment Limited Partnership ("Carl"), and (iv) 1,880,502 Class B shares held of record by White River Investment Limited Partnership ("White River"). James C. France is the sole shareholder and director of (x) Principal Investment Company, one of the two general partners of Western Opportunity, (y) Quaternary Investment Company, the general partner of Carl, and (z) Secondary Investment Company, one of the two general partners of White River. Also see     footnote (5). Does not include shares held beneficially by the adult children of James C. France.

(5)     Includes (i) 2,642 Class A shares held jointly with Betty Jane France, his spouse, (ii) 9,115,125 Class B shares held of record by Western Opportunity, (iii) 4,344,874 Class B shares held of record by Polk City Limited Partnership ("Polk City"), and (iv) 1,880,502 Class B shares held of record by White River. William C. France is the sole shareholder and director of each of (x) Sierra Central Corp., one of the two general partners of Western Opportunity,  (y) Boone County Corporation, the general partner of Polk City, and (z) Cen Rock Corp., one of the two general partners of White River. Also see footnote (4). Does not include the shares shown in the table as beneficially owned by Lesa D. Kennedy and Brian Z. France, adult children of William C. France.

(6)     This owner’s address is 13400 West Outer Drive, Detroit, MI 48239-4001. Includes 4,552,621 Class A shares shown in the table as beneficially owned by Penske Corp. and Penske Performance, Inc.

(7)      This owner’s address is 13400 West Outer Drive, Detroit, MI 48239-4001. Shares shown are also beneficially owned by Roger S. Penske and Penske Performance, Inc.

(8)      This owner’s address is 1100 North Market Street, Suite 780, Wilmington, DE 19801.  Shares shown are also beneficially owned by Roger S. Penske and Penske Corp.

(9)     Includes (i) 2,542 Class A shares held of record by Ms. Kennedy’s spouse as custodian for their minor son, Benjamin, (ii) 1,500 Class A shares held jointly with her spouse, (iii) 343,950 Class B shares held of record by BBL Limited Partnership and (iv) 237,458 Class B shares held of record by Western Opportunity.  Mrs. Kennedy is the sole shareholder and a director of BBL Company, the sole general partner of BBL Limited Partnership.

(10)  Includes 244,498 Class B shares held by Zack Limited Partnership and 237,458 Class B shares held of record by Western Opportunity.  Mr. France is the sole shareholder and director of Zack Company, the sole general partner of Zack Limited Partnership.

(11)  Includes 75 Class B shares owned by The Raymond K. Mason, III Trust, as to which Mr. Mason disclaims beneficial ownership.

(12)  Includes (i) 12,698 Class B shares held of record by BEEJA Limited Partnership, (ii) 140,000 Class B shares held of record by Mountain-Ocean Limited Partnership and (iii) 833 Class A shares held with Barbara S. Foster, his spouse.

(13)  Owned jointly with Barbara Staed, his spouse.

(14)  Includes 5,000 Class A shares held in the Robert R. Dyson 1987 Family Trust and 9,500 Class A Shares held as Trustee of the Charles H. Dyson Trust No. 2, U/A dated 4/15/76.

(15)  Includes 1,204 Class A shares hale jointly with David C. Schandel, her spouse.

(16)  Held of record as joint tenants with Cynthia R. Brown, his spouse.

(17)  Includes 2,295 Class A shares held of record as joint tenants with his spouse.

(18)  Includes 100 Class B shares held by Mr. Crotty as Trustee for his son.

(19)  Includes 500 Class A shares held by M. Dale Harris, his spouse, and 1,500 Class A shares held by Mr. Harris as trustee of The Harris, Midyette, & Darby P.A. Profit Sharing Plan and Trust.

(20)  Includes 1,563 Class A shares held jointly with Patty Penske, his spouse.

(21)  See footnotes (4) through (20).

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The executive officers, directors and nominees for directors of the Company are as follows:

NAME	AGE (as of 2/28/2001)	POSITION WITH THE COMPANY
William C. France	67	Chairman of the Board, Chief Executive Officer and Director
Roger S. Penske	64	Vice-Chairman and Director
James C. France	56	President, Chief Operating Officer and Director
Lesa D. Kennedy	39	Executive Vice President and Director
H. Lee Combs	47	Senior Vice President - Corporate Development and Director
John R. Saunders	44	Senior Vice President - Operations
Gregory W. Penske	38	Senior Vice President - Western Operations and Director
Susan G. Schandel	37	Vice President, Chief Financial Officer and Treasurer
W. Garrett Crotty	37	Vice President, Secretary and General Counsel
Robert E. Smith	68	Vice President - Administration
John E. Graham, Jr.	52	Vice President
W. Grant Lynch, Jr.	47	Vice President
James H. Hunter	61	Vice President
Leslie A. Richter	70	Vice President - Special Projects
J. Hyatt Brown	63	Director
John R. Cooper	68	Director
Walter P. Czarnecki	57	Director
Robert R. Dyson	54	Director
James H. Foster	74	Director
Brian Z. France	38	Director
Christy F. Harris	55	Director
Raymond K. Mason, Jr.	45	Director
Edward H. Rensi	56	Director
Lloyd R. Reuss	64	Director
Chapman Root, II	51	Director
Thomas W. Staed	69	Director

     The Company's Articles provide that the Board of Directors be divided into three classes, with regular three year staggered terms. Messrs. William C. France, Combs, Foster, Harris, Gregory W. Penske and Root were elected to hold office until the annual meeting of shareholders to be held in 2001, Messrs. James C. France, Cooper, Brian Z. France, Mason, Roger S. Penske and Reuss were elected to hold office until the annual meeting of shareholders to be held in 2002, and Ms. Kennedy and Messrs. Brown, Czarnecki, Dyson, Rensi and Staed were elected to hold office until the annual meeting of shareholders to be held in 2003.  Pursuant to the merger agreement for the PMI Acquisition the Company is currently obligated to place three individuals designated by Penske Performance, Inc. on its board of directors and to include such designees as nominees recommended by the Company's board of directors at future elections of directors by shareholders.  Messrs. Roger S. Penske, Gregory W. Penske and Walter P. Czarnecki are presently the designees of Penske Performance, Inc. serving on the Company's board of directors.

     For the election of directors at the Annual Meeting of Shareholders in April 2001, the Board has approved the nomination of Messrs. William C. France, Combs, Harris, Gregory W. Penske and Root as directors to serve for a three year term and hold office until the annual meeting of shareholders to be held in 2004.

     William C. France and James C. France are brothers. Lesa D. Kennedy and Brian Z. France are the children of William C. France. Gregory W. Penske is the son of Roger S. Penske.  There are no other family relationships among the Company's executive officers and directors.

     Mr. William C. France, a director since 1958, has served as Chairman of the Board of the Company since 1987 and as Chief Executive Officer since 1981.

     Mr. Roger S. Penske has served as a director and Vice Chairman since July 1999. Mr. Penske was Chairman of the Board of PMI from March of 1996 until its acquisition by the Company in 1999. Prior to March 1996, Mr. Penske was Chairman of the Board of Michigan International Speedway, Inc. ("Michigan Speedway") since 1973, Chairman of the Board and President of Pennsylvania International Raceway, Inc. ("Nazareth Speedway") since 1986, and Chairman of the Board of California Speedway Corporation ("California Speedway") since 1994. Mr. Penske is also Chairman of the Board and Chief Executive Officer of Penske Corporation. Penske Corporation is a privately-owned diversified transportation services company which (among other things) holds, through its subsidiaries, interests in a number of businesses, including the Company. Mr. Penske is also a member of the Boards of Directors of General Electric Company, Detroit Diesel Corporation, United Auto Group, Inc., and Delphi Automotive Systems, Inc. Mr. Penske is also a founder of Penske Racing, Inc. and Penske Racing South, Inc.

     Mr. James C. France, a director since 1970, has served as President and Chief Operating Officer of the Company since 1987.

     Ms. Lesa D. Kennedy, a director since 1984, was appointed Executive Vice President of the Company in January 1996. Ms. Kennedy served as the Company's Secretary from 1987 until January 1996 and served as its Treasurer from 1989 until January 1996.

     Mr. H. Lee Combs, a director since 1987, was appointed the Company's Senior Vice President-Corporate Development in July 1999.  He served as Senior Vice President-Operations since January 1996 until that date. Mr. Combs served as a Vice President and the Company's Chief Financial Officer from 1987 until January 1996.

     Mr. John R. Saunders has served as Senior Vice President-Operations, since July 1999. He had served as a Vice President since 1997 and was President of Watkins Glen International from 1983 until 1997.

     Mr. Gregory W. Penske has served as Senior Vice President-Western Operations and a director since July 1999. Mr. Penske had been a director of PMI since its formation and President and Chief Executive Officer since July 1, 1997. Prior to July 1, 1997, Mr. Penske served as an Executive Vice President of PMI since February 1996. In addition, Mr. Penske served as President of the California Speedway Corporation from January 1997 to January 1999. Mr. Penske is also the President of Penske Automotive Group, Inc., which owns and operates five automobile dealerships in Southern California, and has served in that position since December 1993. From July 1992 to the present, Mr. Penske served as the President of D. Longo, Inc., which owns and operates a Toyota dealership in El Monte, California and is a subsidiary of Penske Automotive Group, Inc.

     Ms. Susan G. Schandel became a Vice President in July 1999 and since January 1996 has continued to serve as the Company's Treasurer and Chief Financial Officer. From November 1992 until January 1996, Ms. Schandel served as the Company's Controller.

     Mr. W. Garrett Crotty became a Vice President in July 1999 and since 1996 has served as Secretary and General Counsel.  Prior to that time he had been in the private practice of law for more than five years.

     Mr. Robert E. Smith has served as Vice President--Administration of the Company for more than five years.

     Mr. John E. Graham, Jr., has served as a Vice President and as President of Daytona International Speedway since November 1994.

     Mr. W. Grant Lynch, Jr. has served as a Vice President and as President of Talladega Superspeedway since joining the Company in November 1993.

     Mr. James H. Hunter has served as a Vice President and as President of Darlington Raceway since joining the Company in November 1993.

     Mr. Leslie A. Richter has served as Vice President of the Company since February 2000.  Mr. Richter has served as the Executive Vice President of the California Speedway since November 1994.

     Mr. J. Hyatt Brown, a director since 1987, serves as the President and Chief Executive Officer of Brown & Brown, Inc. and has been in the insurance business since 1959. Mr. Brown also serves as a director of Rock Tenn Co., SunTrust Banks, Inc., BellSouth Corporation, and FPL Group, Inc.

     Mr. John R. Cooper, a director since 1987, served as Vice President - Corporate Development of the Company from December 1987 until July 1994. Beginning January 1996 Mr. Cooper rejoined the Company staff.

     Mr. Walter P. Czarnecki has been a director since July 1999. Mr. Czarnecki had served as Vice Chairman of the Board of PMI since January 1996, and, prior thereto, served as PMI=s President. Mr. Czarnecki had also served as a senior executive of the Penske Speedway Group since 1979. Mr. Czarnecki is the Executive Vice President of Penske Corporation, has been a member of the Board of Directors of Penske Corporation since 1979 and serves as a director of Penske Truck Leasing Corporation, which is the general partner of Penske Truck Leasing Co., L.P.

     Mr. Robert R. Dyson, a director since January 1997, has served as Chairman and Chief Executive Officer of the Dyson-Kissner-Moran Corporation (DKM) since November 1992.

     Mr. James H. Foster, a director since 1968, served as the Company's Senior Vice President - Special Projects from January 1994 until his retirement in 1997. Mr. Foster served as President of Daytona International Speedway from 1988 until 1994.

     Mr. Brian Z. France, a director since 1994, has served as NASCAR's Vice President of Marketing and Corporate Communications since December 1992 and as the Company's Manager--Group Projects since February 1994.

     Mr. Christy F. Harris, a director since 1984, has been engaged in the private practice of business and commercial law for more than twenty years, and currently practices with Peterson & Myers, P.A.

     Mr. Raymond K. Mason, Jr., a director since 1981, had served as Chairman and President of American Banks of Florida, Inc., Jacksonville, Florida, from 1978 until its sale in 1998.

     Mr. Edward H. Rensi, a director since January 1997, is currently Chairman & CEO of Team Rensi Motorsports.  Mr. Rensi was an executive consultant with McDonald's Corporation from 1997 to 1998.  He served as President and Chief Executive Officer of McDonald's USA from 1991 until his retirement in 1997. He is also a director of Snap-On Tools.

     Mr. Lloyd E. Reuss, a director since January 1996, served as President of General Motors Corporation from 1990 until his retirement in January 1993. Mr. Reuss also serves as a director of Handleman Co., Detroit Mortgage and Realty, Co. and United States Sugar Company.

     Mr. Chapman Root, II, a director since 1992, has served as Chairman of the Root Company, a private investment company, since 1989. Mr. Root also serves as a director of First Financial Corp., and Terre Haute First National Bank.

     Mr. Thomas W. Staed, a director since 1987, is currently Chairman of Staed Family Associates and had served as President of Oceans Eleven Resorts, Inc., a hotel/motel business, from 1968 to 1999.

Certain Relationships and Related Transactions

     NASCAR, which sanctions most of the Company's major racing events, is controlled by William C. France and James C. France.  Standard NASCAR sanction agreements require racetrack operators to pay various monies to NASCAR for each sanction event conducted. Included are sanction fees and prize and point fund monies. The prize and point fund monies are distributed by NASCAR to participants in the events. The aggregate NASCAR sanction fees and prize and point fund monies paid by the Company with respect to fiscal 1998, 1999 and 2000 were $28.8 million, $45.6 million, and $71.3million, respectively.

     In addition, NASCAR and the Company share a variety of expenses in the ordinary course of business. NASCAR pays rent to the Company for office space based upon estimated fair market lease rates for comparable facilities. NASCAR also reimburses the Company for 50% of the compensation paid to personnel working in the Company's legal and risk management departments, as well as 50% of the compensation expense associated with receptionists and the Company's archive departments. The Company's payments to NASCAR for MRN Radio's broadcast rights to Craftsman Truck Series races represents an agreed-upon percentage of the Company's advertising revenues attributable to such race broadcasts. NASCAR's reimbursement for use of the Company's mail room, graphics and publications departments, and the Company's reimbursement of NASCAR for use of corporate aircraft, is based on actual usage. The aggregate amount paid by the Company to NASCAR for shared expenses, net of the amounts received from NASCAR for shared expenses, totaled approximately $160,000, and $356,000, during fiscal 1998 and 1999, respectively. The aggregate amount received from NASCAR by the Company for shared expenses, net of amounts paid by the Company for shared expenses, totaled approximately $281,000 during fiscal 2000. The Company strives to ensure, and management believes that, the terms of the Company's transactions with NASCAR are no less favorable to the Company than could be obtained in arms'-length negotiations.

     J. Hyatt Brown, a director of the Company, serves as President and Chief Executive Officer of Brown & Brown, Inc. ("Brown"). Brown has received commissions for serving as the Company's insurance broker for several of the Company's insurance policies, including its property and casualty policy, certain employee benefit programs and the split-dollar arrangements established for the benefit of William C. France, James C. France and their respective spouses. The aggregate commissions received by Brown in connection with Company policies were approximately $240,000, $185,000, and $435,000 during fiscal 1998, 1999 and 2000, respectively.

     All of the above transactions, payments and exchanges are considered normal in the ordinary course of business. Transactions, payments and exchanges similar to all of the above are planned during the Company's current fiscal year.

     On May 5, 1999, MSA and the former owners of Route 66 Raceway, LLC formed a new company, Raceway Associates, which is owned 75% by MSA and 25% by the former owners of the Route 66 Raceway, LLC.  Route 66 Raceway, LLC owns the 240-acre Route 66 Raceway motorsports complex located in Joliet, Illinois, approximately 35 miles from downtown Chicago.  As a result of this transaction the new Raceway Associates now owns the Route 66 Raceway, LLC and the Route 66 Raceway motorsports complex.  Edward H. Rensi, a director of the Company, was one of the former owners of the Route 66 Raceway, LLC.  Mr. Rensi owned approximately 5.13% of the Route 66 Raceway, LLC and as a result of the transaction now owns approximately 1.28% of Raceway Associates.

     Pursuant to the merger agreement for the PMI acquisition (See Note 3) the Company is currently obligated to place three individuals designated by Penske Performance, Inc. on its board of directors and to include such designees as nominees recommended by the Company's board of directors at future elections of directors by shareholders.  Messrs. Roger S. Penske, Gregory W. Penske and Walter P. Czarnecki are presently the designees of Penske Performance, Inc. serving on the Company's board of directors.  Penske Performance, Inc. is wholly-owned by Penske Corporation which beneficially owns more than five percent of the outstanding stock of the Company.  Messrs. Penske, Penske and Czarnecki are also officers and directors of Penske Performance, Inc. and other Penske Corporation affiliates.  Roger S. Penske beneficially owns a majority of the voting stock of and controls Penske Corporation and its affiliates.  During fiscal 1999 subsequent to the PMI acquisition, and fiscal 2000, Penske Corporation provided the Company with certain executive and legal services at a cost of approximately $313,000 and $662,000, respectively.  Also, the Company, through certain subsidiaries acquired in the PMI acquisition, sold admissions to the Company's events, hospitality suite occupancy and related services, merchandise, apparel and racing tires and accessories to Penske Corporation and its affiliates.  In fiscal 1999 subsequent to the PMI acquisition, and fiscal 2000, Penske Corporation and its affiliates paid approximately $759,000 and $1.9 million, respectively, for the aforementioned goods and services.  The Company has outstanding receivables and payables/accrued expenses related to Penske Corporation and its affiliates of approximately $186,000 and $433,000, respectively, at November 30, 1999 and $295,000 and $186,000, respectively, at November 30, 2000.

     The Company sold its ownership in its Competition Tire subsidiaries to Competition Tire, LLC on November 15, 2000.  The ownership of Competition Tire, LLC includes Competition Tire East, Inc. (an unrelated entity), Penske Performance Holdings Corp. (a wholly-owned subsidiary of Penske Corporation) and certain former members of management of the Company's Competition Tire subsidiaries.

Section 16(a) Beneficial Ownership Reporting Compliance

     Based upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during the fiscal year ended November 30, 2000, Forms 5 and amendments thereto furnished to the Company with respect to the fiscal year ended November 30, 2000, and written representations furnished to the Company, there is no person who, at any time during the fiscal year, was a director, officer, or beneficial owner of more than ten percent of any class of the Company's securities that failed to file on a timely basis reports required by section 16(a) of the Exchange Act during the fiscal year ended November 30, 2000.

Director Meetings and Committees

The Company's Board of Directors met three times during fiscal 2000.  The Company's Board of Directors has an Audit Committee, a Compensation Committee and a Growth Strategy Committee.

The functions of the Audit Committee (which presently consists of Messrs. Brown, Dyson and Mason) include (i) meeting with auditors to discuss the scope, fees, timing and results of the annual audit, (ii) reviewing the Company's consolidated financial statements, and (iii) performing other duties deemed appropriate by the Board. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached to this information statement as an appendix.  All of the members of the Audit Committee are "independent" (as independence is defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards). The Audit Committee met once during fiscal 2000.

The functions of the Compensation Committee (which presently consists of Messrs. Reuss, Root and Staed) include (i) reviewing existing compensation levels of executive officers, (ii) making compensation recommendations to management and the Board, and (iii) performing other duties deemed appropriate by the Board. The Compensation Committee met five times during fiscal 2000.

The function of the Growth Strategy Committee (which presently consists of all non-employee directors) is to monitor implementation of the Company's announced growth strategies and advise management regarding such implementation.  The Growth Strategy Committee (and/or various sub-committees) met five times during fiscal 2000.

During the last full fiscal year no director attended fewer than 75% of the aggregate of (1) the total number of meetings of the board of directors and (2) the total number of meetings held by all committees of the board on which they served.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.  In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards.  In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors’ independence.

The Committee discussed with the Company’s independent auditors the overall scope and plans for their audit.  The Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.  The Committee held five meetings during fiscal year 2000.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended November 30, 2000 for filing with the Securities and Exchange Commission.  The Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company’s independent auditors.

J. Hyatt Brown, Chairman
Raymond K. Mason, Jr.
Robert R. Dyson

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

     In 2000 prior to the April 2000 annual meeting the Company compensated each non-employee director by paying a monthly retainer of $750, a $1,500 fee for each meeting of the Board of Directors attended and a $750 fee for each Board committee meeting attended. Commencing with the April 2000 annual meeting the Company compensated each non-employee director with (i) a $10,000 annual retainer which each non-employee director can elect to receive in either cash or options to acquire Class A Common Stock (in 2000 all non-employee directors elected to receive the options.); (ii) an annual grant of options worth $20,000 to acquire Class A Common Stock; and (iii) a $1,500 fee for each meeting of the Board of Directors attended and a $750 fee for each Board committee meeting attended.  Options are issued pursuant to the 1996 Long-Term Incentive Plan, and valued using the Black-Scholes method.  Accordingly, on April 5, 2000 each non-employee director received options to acquire 1,103 shares of Class A Common Stock with an exercise price of $44.50.  The options are first exercisable on April 5, 2001 and expire on April 5, 2010.  The value of the aggregate retainers and fees paid to directors with respect to fiscal 2000 services totaled approximately $192,000. The Company also reimburses directors for all expenses incurred in connection with their activities as directors.

Committee Report on Executive Officer Compensation

     The Company's Executive Officer Compensation is overseen by the Compensation Committee of the Board of Directors which is composed entirely of independent directors.

     PHILOSOPHY AND POLICIES.   Executive Officer Compensation is structured and administered to offer competitive compensation based on the Executive Officer's contribution and personal performance in support of the Company's strategic plan and business mission.

     In 1989, based upon recommendation of the Compensation Committee, the Company retained TPF&C to perform a salary study to determine benchmark salary ranges. TPF&C made recommendations to the Company concerning salary ranges and a bonus structure.  The recommendations were followed in establishing the corporate compensation plan which is reviewed and reevaluated every year.  As part of the overall compensation plan the Company's Executive Officers are grouped in structured pay grades based upon job responsibility and description.  Each grade has an established range for annual salary.  The salary ranges for each grade were originally established based upon the TPF&C salary study and have been reevaluated and adjusted annually by the Compensation Committee based upon changes in market conditions and Company performance factors.

CORPORATE PERFORMANCE MEASURES USED TO DETERMINE EXECUTIVE OFFICER COMPENSATION.

     Based on Company performance (determined subjectively by the Committee in accordance with the sound business judgment of its members after consideration of earnings per share, revenue growth and established salary ranges), the Committee established a total pool of dollars which was used to provide for increases in annual salary compensation to all employees including the Executive Officers other than the Chairman/CEO and President/COO.  The Compensation Committee recommended a proposed salary for the Chairman/CEO and President/COO to the entire Board of Directors (other than the Chairman/CEO and President/COO) which approved the salaries as recommended.

SALARY COMPENSATION.

     All other Executive Officers' annual salaries were set by the Chairman/CEO and President/COO who were given the authority to set all salaries other than their own so long as (1) the total pool of available dollars allocated for annual salary compensation for Executive Officers was not exceeded and (2) provided each Executive Officer's annual salary was within the established range for the salary grade.  In setting Executive Officer salaries the Chairman/CEO and President/COO considered (1) Company performance as measured against management goals approved by the Board of Directors, (2) personal performance in support of Company goals as measured by annual evaluation criteria, and (3) intangible factors and criteria such as payments by competitors for similar positions although no particular weighting of the factors or formula was used.

     In recommending the annual salaries of the Chairman/CEO and President/COO, the Committee considered similar criteria as well as the Committee members' assessment of the Company's financial size and condition.

INCENTIVE COMPENSATION.

    The Company has an Annual Incentive Compensation Plan for Management in which the Executive Officers participate.  As a result Executive Officer Compensation is significantly at risk.  Planned incentive compensation for Executive Officers can be as high as 55% of total annual compensation.

     Each Executive Officer is assigned a target bonus opportunity based on corporate and personal goals for the year.  The actual bonus for each Executive Officer will range from 0% to more than 150% of the target depending upon results of corporate and personal performance during the year.  The current corporate financial measurements are earnings per share, revenue growth and operating margin.  These may vary from year to year as established by the Compensation Committee.  Personal performance factors are based on individual (functional) objectives and are tailored for each Executive Officer.  A portion of each Executive Officer's incentive award will be based upon the Chairman/CEO and President/COO's discretionary judgment of the individual's overall performance during the plan year.

     The incentive compensation for the Chairman/CEO and President/COO is, again, proposed by the Compensation Committee and presented to the full Board of Directors for ratification.  Both the Chairman/CEO and President/COO elected not to take incentive compensation for fiscal year 2000 performance.  Motivation for this act was solely personal and not required for corporate financial performance purposes.  The Compensation Committee and the full Board of Directors acceded to their request for fiscal year 2000.

LONG TERM INCENTIVE PLAN COMPENSATION

     1994 LONG-TERM INCENTIVE PLAN.  In 1993, based upon recommendation of the Compensation Committee, the Company retained the HayGroup to assist in the design of a long term incentive compensation plan for specified key employees, which is known as the "International Speedway Corporation 1994 Long-Term Incentive Plan" (the "1994 Plan").  The 1994 Plan was recommended by the Compensation Committee of the Board of Directors, unanimously approved by all outside directors and ratified by the entire Board of Directors on November 17, 1993.  It was approved by the written consent of the holders of a majority of the outstanding shares of the Company on the same date.  The purpose of the 1994 Plan was to attract and retain qualified and competent executives by providing significant opportunities for capital accumulation and to enhance the growth and profitability of International Speedway Corporation (the "Company") by focusing on long-term goals and creation of increases in shareholder value. The 1994 Plan set aside restricted stock in the amount of 50,000 old pre 15-1 split shares of common stock for its implementation, which were converted, on the 15-1 basis, into 750,000 shares of Class B Common Stock.  Awards of restricted shares of stock were assigned to officers and key employees who were capable of having a significant impact on the performance of the Company.  The amount of shares for each initial participant was based primarily on an analysis and recommendations by compensation specialists of the HayGroup. Awards were granted based upon Company performance in fiscal years 1994, 1995 and 1996. The ability to issue additional shares under the 1994 Plan expired after the grants based on fiscal 1996 results. The restricted shares were granted to participants each year based upon the Company's performance as measured against annual financial goals established in advance by the Board of Directors.  Several aspects of the 1994 Plan and its implementation are subject to the discretion of the Compensation Committee.

     The shares which were granted under the 1994 Plan are initially restricted and do not immediately vest to the participant, but, instead carry a continued employment restriction of 3 years on 50% of the grant and 5 years on the other 50% of the grant.  If employment ends prior to the expiration of the vesting period for reasons acceptable to the Compensation Committee (death, disability, retirement, etc.) the Company may determine to vest all or a portion of the unvested and unearned restricted shares.  Termination of employment for any other reason will result in forfeiture of all unvested and unearned shares.

     Prior to vesting the participant may vote the shares and receive dividends on the restricted shares as granted.  Prior to vesting the certificates for the restricted shares are held in escrow by the Company. After vesting the certificates for the restricted shares are delivered to the participant.  The Company has the right of first refusal to buy any stock issued (and vested) under the 1994 Plan which any participant wishes to sell.

     1996 LONG-TERM INCENTIVE PLAN.    The Company's 1996 Long-term Incentive Plan (the "1996 Plan") was adopted by the Board of Directors in September 1996. It was approved by the written consent of the holders of a majority of the outstanding shares of the Company in November 1996. The purpose of the 1996 Plan is to attract and retain key employees and consultants of the Company, to provide an incentive for them to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company.

     The 1996 Plan authorizes the grant of stock options (incentive and nonstatutory), stock appreciation rights ("SARs") and restricted stock to employees and consultants of the Company capable of contributing to the Company's performance. The Company has reserved an aggregate of 1,000,000 shares (subject to adjustment for stock splits and similar capital changes) of Class A Common Stock for grants under the 1996 Plan. Incentive Stock Options may be granted only to employees eligible to receive them under the Internal Revenue Code of 1996, as amended.

     The Board of Directors has designated the Compensation Committee (the "Committee") to administer the 1996 Plan. Awards under the 1996 Plan will contain such terms and conditions consistent with the 1996 Plan as the Committee in its discretion approves.

     The Committee has discretion to administer the 1996 Plan in the manner which it determines, from time to time, is in the best interest of the Company. For example, the Committee will fix the terms of stock options, SARs and restricted stock grants and determine whether, in the case of options and SARs, they may be exercised immediately or at a later date or dates. Awards may also be granted subject to conditions relating to continued employment and restrictions on transfer. In addition, the Committee may provide, at the time an award is made or at any time thereafter, for the acceleration of a participant's rights or cash settlement upon a change in control of the Company. The terms and conditions of awards need not be the same for each participant. The foregoing examples illustrate, but do not limit, the manner in which the Committee may exercise its authority in administering the 1996 Plan. In addition, all questions of interpretation of the 1996 Plan will be determined by the Committee.

    Awards of restricted shares of Class A Common Stock were made under the 1996 Plan in April 1998, 1999 and 2000, based upon fiscal 1997, 1998 and 1999 results.  The amount of the awards was based upon the Company's performance as measured against annual financial goals established in advance by the Board of Directors. These awards of restricted shares of Class A Common Stock are initially restricted and will not immediately vest to the participant, but instead carry a continued employment restriction of 3 years on 50% of the grant and 5 years on the other 50% of the grant.  If employment ends prior to the expiration of the vesting period for reasons acceptable to the Compensation Committee (death, disability, retirement, etc.) the Company may determine to vest all or a portion of the unvested and unearned restricted shares.  Termination of employment for any other reason will result in forfeiture of all unvested and unearned shares.  Awards of restricted shares of Class A Common Stock under the 1996 Plan are to be made in April 2001, based upon fiscal 2000 results and will carry restrictions equivalent to those imposed on the awards in 1998 - 2000.

     Prior to vesting the participant may vote the shares and receive dividends on the restricted shares as granted.  Prior to vesting the certificates for the restricted shares will be held in escrow by the Company. After vesting the certificates for the restricted shares will be delivered to the participant.  The Company has the right of first refusal to buy any stock issued (and vested) under the 1996 Plan which any participant wishes to sell.

     In addition, commencing with the April 2000 annual meeting, a portion of each non-employee director’s compensation became awards of options to acquire Class A Common Stock under the 1996 Plan.  The options issued on April 5, 2000 were valued using the Black-Scholes method, have an exercise price of $44.50, are first exercisable on April 5, 2001 and expire April 5, 2010.  On April 5, 2000 each non-employee director received options to acquire 1,103 shares of Class A Common Stock with an approximate value on the date of issuance of $30,000.  Additional options to acquire Class A Common Stock under the 1996 Plan are to be awarded to non-employee directors on the date of the 2001 annual meeting [see Director Compensation].

COLLATERAL ASSIGNMENT SPLIT-DOLLAR INSURANCE

     In October 1995, based upon evaluation and recommendation of the Compensation Committee, the Company entered into collateral assignment split- dollar insurance agreements covering the lives of the Chairman/CEO, the President/COO and their respective spouses.  Pursuant to the agreements, the Company will advance annual premiums of approximately $1,205,000 each year for a period of eight years.  Upon surrender of the policies or payment of the death benefits thereunder, the Company is entitled to the repayment of an amount equal to the cumulative premiums paid by the Company.  Although Securities and Exchange Commission (SEC) rules require disclosure of the entire premium advanced by the Company in the Summary Compensation Table, the Compensation Committee determined the compensation aspect of the plan was actually less than the total premium because of the repayment requirement and represented reasonable and appropriate compensation to the covered executives, when considered in light of their total compensation package.

     CHAIRMAN/CEO COMPENSATION BASES. The Compensation Committee determined a 4.4% increase in Chairman/CEO compensation was appropriate in light of the continued growth in earnings per share in 1999.

Thomas W. Staed
Chapman J. Root, II
Lloyd E. Reuss

Executive Compensation

     The following table sets forth the total compensation paid by the Company, for services rendered during the last three fiscal years, to the Company's Chief Executive Officer and the Company's other four most highly compensated executive officers during fiscal 2000 (collectively the "Named Officers").

	Annual Compensation			Long Term Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus (3)	Restricted Stock Awards (1)	All Other Compensation (2)

William C. France	2000	$445,109	$ 0	$240,202	$761,017
Chairman and Chief	1999	$423,485	$393,083	$ 0	$768,920
Executive Officer	1998	$380,513	$172,826	$ 0	$774,441

James C. France	2000	$402,837	$ 0	$173,485	$470,290
President and Chief	1999	$383,025	$316,909	$ 0	$472,183
Executive Officer	1998	$341,342	$125,064	$ 0	$477,319

Lesa D. Kennedy	2000	$270,826	$ 28,250	$109,172	$ 11,533
Executive Vice	1999	$232,940	$197,634	$174,972	$ 11,122
President	1998	$222,977	$ 71,295	$121,000	$ 9,559

Gregory W. Penske	2000	$438,900	$125,613	$ 0	$ 0
Senior Vice President -	1999	$146,774	$ 97,650	$ 0	$ 0
Western Operations	1998			$ 0	$ 0

H. Lee Combs	2000	$240,967	$ 64,974	$ 88,657	$ 14,279
Senior Vice President -	1999	$227.967	$179,727	$174,972	$ 14,377
Corporate Development	1998	$218,161	$ 70,018	$121,000	$ 13,156

1.       Reflects the aggregate market value of shares awarded under the Company's 1996 Long-Term Incentive Plan (calculated as of the date of the award).  The indicated awards were made in April with respect to services rendered in the prior fiscal year. See Note 12 of Notes to the Company's Consolidated Financial Statements.

2.        The compensation reported in this column consists of (i) payments for insurance, including premium payments and related expense for split-dollar and other life insurance, accidental death and dismemberment insurance, group health insurance, and long and short term disability insurance, (ii) medical expense reimbursements, and (iii) contributions to the Company's 401(k) plan. The amounts applicable to each Named Officer for each category for fiscal 2000 are as follows:  William C. France ($757,017, $4,000 and $0, respectively); James C. France ($463,428, $62 and $6,800, respectively); Lesa D. Kennedy ($4,733, $0 and $6,800, respectively); Gregory W. Penske ($0, $0 and $0, respectively); and H. Lee Combs ($4,698, $2,781 and $6,800, respectively). Pursuant to the Company's split-dollar life insurance arrangements, the premiums will be repaid to the Company in future periods. See Note 10 of Notes to the Company's Consolidated Financial Statements.

3.        Both the Chairman/CEO and President/COO elected not to take incentive compensation for fiscal year 2000 performance.  Motivation for this act was solely personal and not required for corporate financial performance purposes.  The Compensation Committee and the full Board of Directors acceded to their request for fiscal year 2000.

Performance Graph

The rules of the Securities and Exchange Commission ("SEC") require the Company to provide a line graph covering at least the last five fiscal years and comparing the yearly percentage change in the Company's total shareholder return on common stock with the cumulative total return of a broad equity index assuming reinvestment of dividends and the cumulative total return, assuming reinvestment of dividends, of a published industry or line-of-business index; peer issuers selected in good faith; or issuers with similar market capitalization.  The graph below compares the cumulative total five year return of the Company's common stock (upon the assumption that an original $100 investment was made in pre-split common stock which automatically converted to Class B Common Stock on November 4, 1996) with that of the NASDAQ Stock Market Index (U.S. Companies) and with the 40 NASDAQ issues (U.S. companies) listed in SIC codes 7900-7999, which encompasses service businesses in the amusement, sports and recreation industry, which includes indoor operations which are not subject to the impact of weather on operations and pari-mutual and other wagering operations. The Company conducts large outdoor sporting and entertainment events that are subject to the impact of weather, and is not involved in pari-mutual or other wagering. The stock price shown has been estimated from the high and low prices for each quarter for which the close is not available.  Because of the unique nature of the Company's business and the fact that only short-term public information is available concerning a limited number of companies involved in the same line of business, and no public information is available concerning other companies in that line of business, the Company does not believe that the information presented below is meaningful.

Comparison of Five Year Cumulative Return Among
International Speedway Corp., NASDAQ Stock Market Index and NASDAQ SIC 7900 Index

[The line graph on the information statement furnished to shareholders depicts the plotting of the following information.]

Measurement Period                             ISC                          NASDAQ              NASDAQ
(Fiscal Year Covered)                                                             Market                   SIC 7900
                                                                                                    Index                      Index

Measurement Pt - 11/30/95                 $100.00                   $100.00                   $100.00
FYE* 11/30/96                                       $125.33                   $122.50                   $  89.30
FYE  11/30/97                                        $128.79                   $152.60                   $109.60
FYE  11/30/98                                        $216.66                   $187.10                   $100.90
FYE  11/30/99                                        $400.02                   $322.00                   $150.70
FYE  11/30/00                                        $229.56                   $249.50                   $  85.30

* Adjusted to reflect current fiscal year end for comparability purposes.

INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors intends to appoint Ernst & Young LLP, independent certified public accountants, as auditors for the fiscal year ending November 30, 2001.  Ernst & Young LLP, and its predecessors have served as the Company's auditors since 1966.  Representatives of Ernst & Young LLP will be present at the Annual Meeting of Shareholders with the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from shareholders.  For the year ended November 30, 2000, the Company paid Ernst & Young, LLP approximately $185,000 and $963,000 for audit and all other fees, respectively.  There were no fees paid to Ernst & Young, LLP for services rendered in connection with financial information system design and implementation during the fiscal year ended November 30, 2000.

VOTING PROCEDURE

With respect to the election of directors, the person receiving a plurality of the votes cast by shares entitled to vote for the position being filled shall be elected.  Management knows of no other items to come before the meeting other than those state above.  On any other item that should come before the meeting the matter shall be decided by a majority of the votes cast by shares entitled to vote at the meeting.

In advance of the meeting the Company will appoint one or more inspectors of election or judges of the vote, as the case may be, to act at the meeting or any adjournment thereof.  In case any person who may be appointed as an inspector or judge fails to appear or act, the vacancy may be filled at the meeting by the person presiding. The inspectors or judges, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots and consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate votes, ballots and consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all shareholders. On request of the person presiding at the meeting, the inspector or inspectors or judge or judges, if any, shall make a report in writing of any challenge, question or matter determined by him or them, and execute a certificate of any fact found by him or them.

Dissenters' Rights of Appraisal

Management does not anticipate that any matter will be acted upon at the meeting that would give rise to rights of appraisal or similar rights of dissenters.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, information statements and other information with the SEC.  Such reports, information statements and other information filed by the Company can be inspected and copied (at prescribed rates) at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC=s regional office located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwest Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information filed electronically with the SEC.

                                                                                                                                   By Order of the Board of Directors

                                                                                                                                   W. Garrett Crotty
                                                                                                                                   Vice President, Secretary and General Counsel

March 1, 2001

Appendix

International Speedway Corporation Audit Committee Charter

Organization

This Charter governs the operations of the Audit Committee (the "Committee") of International Speedway Corporation (the "Company") and has been adopted by the Board of Directors (the "Board") with an effective date of May 15, 2000.  The Committee shall review and reassess the Charter at least annually and obtain the approval of the Board for any changes.  The Committee shall be appointed by the Board and shall comprise at least three directors, each of whom are independent of management and the Company.  Members of the Committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company.  All Committee members shall be financially literate (or shall become financially literate within a reasonable period of time after appointment to the Committee), and at least one member shall have accounting or related financial management experience, such as a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

Statement of Policy

The Audit Committee shall provide assistance to the Board in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, and the annual independent audit of the Company's financial statements.  In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors  and management of the Company.   In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

Responsibilities and Processes

The primary responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of their activities to the Board.  Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements.  The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances.  The Committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices and ethical behavior.

The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities.  The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

•                      The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the Company's shareholders.  The Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, cause the independent auditors to be replaced.  At least annually the Committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board.  Annually, the Committee shall review and recommend to the Board the selection of the Company's independent auditors.

•                      The Committee shall discuss with the independent auditors the overall scope and plans for the audit including the adequacy of staffing and compensation.   Further, the Committee shall meet separately with the independent auditors, with and without management present, to discuss the results of their examination.

•                      The Committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q.  Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.  The chair of the Committee may represent the entire Committee for the purposes of this review.

•                      The Committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.  Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.